SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

OPTIO SOFTWARE, INC.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

May 23, 2006

Dear Shareholder:

On behalf of the Board of Directors and management of Optio Software, Inc. (the “Company”), we cordially invite you to attend the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, June 16, 2006, at 9:00 a.m., local time, at the Hilton Garden Inn – Atlanta North/Alpharetta, 4025 Windward Plaza, Alpharetta, Georgia.

At the Annual Meeting, the shareholders will be asked to:

1.	elect two (2) directors for a three-year term;

2.	approve an amendment to the Company’s Directors’ Stock Option Plan to change the number of shares of common stock subject to options to be granted to each director from 10,000 for each year of completed service to 5,000 for each full fiscal quarter of completed service;

3.	ratify the selection of BDO Seidman, LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2007; and

4.	transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These matters are further described in the accompanying Notice of Annual Meeting and Proxy Statement.

We have included a copy of the Company’s Annual Report to Shareholders with the Proxy Statement. It is important that your stock be represented at the Annual Meeting regardless of the number of shares you hold. Please sign and date the provided proxy card and return it in the enclosed, pre-addressed envelope whether or not you plan to attend the Annual Meeting. Alternatively, you may submit your proxy through the Internet or by telephone as indicated on the enclosed proxy card. If you do attend and wish to vote in person, you may revoke your proxy at the Annual Meeting.

Your vote is very important, and we appreciate your cooperation in considering and acting on the matters presented in the accompanying Proxy Statement.

Sincerely,

Caroline Bembry
Chief Financial Officer and Secretary

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

(770) 576-3500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 16, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Optio Software, Inc., a Georgia corporation (the “Company”), with principal executive offices located at 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005, will be held on Friday, June 16, 2006, at 9:00 a.m., local time, at the Hilton Garden Inn – Atlanta North/Alpharetta, 4025 Windward Plaza, Alpharetta, Georgia, to consider and act upon:

1.	the election of two (2) directors to the Company’s Board of Directors;

2.	a proposal to approve an amendment to the Company’s Directors’ Stock Option Plan to change the number of shares of common stock subject to options to be granted to each director from 10,000 for each year of completed service to 5,000 for each full fiscal quarter of completed service;

3.	a proposal to ratify the selection of BDO Seidman, LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2007; and

4.	such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 1, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

C. Wayne Cape
Chief Executive Officer, President and Chairman

May 23, 2006

Alpharetta, Georgia

IMPORTANT

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, PRE-ADDRESSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

(770) 576-3500

PROXY STATEMENT FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON JUNE 16, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

Shareholders Meeting

This Proxy Statement and the enclosed proxy (“Proxy”) are being furnished on behalf of the Board of Directors of Optio Software, Inc., a Georgia corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on Friday, June 16, 2006, at 9:00 a.m., local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hilton Garden Inn – Atlanta North/Alpharetta, 4025 Windward Plaza, Alpharetta, Georgia. The Company intends to mail this Proxy Statement and the accompanying Proxy card on or about May 23, 2006 to all shareholders entitled to vote at the Annual Meeting.

Shareholders Entitled to Vote

Only holders of record of common stock of the Company, no par value per share (the “Common Stock”), at the close of business on May 1, 2006 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 21,785,700 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of the Common Stock outstanding on the Record Date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purpose of determining the presence of a quorum at the Annual Meeting, whether or not the shareholder abstains on all or any matter to be acted on at the Annual Meeting. Both abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Counting of Votes

The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed form of Proxy provides a means for a shareholder to vote for all of the matters listed in the accompanying Notice of Annual Meeting and described in this Proxy Statement. The Company’s bylaws (the “Bylaws”) provide that directors are elected by a plurality of the votes cast. In the election of directors, the nominees receiving the highest number of affirmative votes shall be elected as members of the Board of Directors.

The accompanying form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on, each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder’s directions. The affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote on Proposals 2 and 3 set forth in the accompanying Notice of Annual Meeting and described in this Proxy Statement is required for the approval of such proposal.

Approval of any other matters as may properly come before the Annual Meeting also will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote at the Annual Meeting. Abstentions with respect to Proposals 2 or 3 will have the same effect as a vote against the Proposal. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for the proposal for which authority was withheld. Consequently, broker non-votes will not be counted with regard to any proposal, but they will have the effect of reducing the number of affirmative votes required to approve such proposal because broker non-votes reduce the number of shares present or represented from which a majority is calculated.

Proxies

When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the two nominees for election to the Board of Directors, and in favor of the approval of Proposals 2 and 3.

Solicitation of Proxies

The Company will bear the cost of solicitation of Proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of Proxies by mail may be supplemented by telephone, telegram, Internet or personal solicitation by the Company’s directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Revocability of Proxies

Any person giving a Proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A Proxy may be revoked by delivering to Corporate Secretary at the Company’s headquarters, located at 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person. A vote through the Internet or by telephone may be revoked by executing a later dated Proxy card, by subsequently voting through the Internet or by telephone, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If shareholders have Internet access, the Company encourages them to record their votes on the Internet. It is easy and convenient, and it saves the Company significant postage and processing costs. In addition, when shareholders vote via the Internet or by telephone prior to the date of the Annual Meeting, shareholders’ vote is recorded immediately and there is no risk that postal delays will cause their vote to arrive late and therefore not be counted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percentage of shares of Common Stock which, as of May 1, 2006, are deemed under the rules promulgated by the Securities and Exchange Commission (the “Commission”) to be “beneficially owned” by each member of the Board of Directors of the Company, by each named executive officer of the Company (as listed under “Summary Compensation Table” below), by all directors and executive officers of the Company as a group, and by any person or “group,” as that term is used in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to the Company as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock of the Company.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Owned(1)
C. Wayne Cape(2)	8,926,600	36.0%
Diane Cape(3)	1,985,080	9.1%
Trinad Capital LP(4)	3,003,147	13.8%
Yorktown Avenue Capital, LLC(5)	1,159,359	5.3%
Donald H. French(6)	1,511,000	6.9%
Charles Carey(7)	1,231,770	5.7%
Daryl G. Hatton(8)	671,940	3.0%
Ronald G. Diener(9)	608,800	2.8%
F. Barron Hughes(10)	394,244	1.8%
Caroline Bembry(11)	101,432	*
Steven E. Kaye(12)	112,500	*
David T. Leach(13)	65,000	*

All Directors and Executive Officers as a group (8 persons)(14)	12,391,516	48.0%

*	Individual or entity is the beneficial owner of less than one percent (1%) of the outstanding Common Stock.
(1)	In setting forth this information, the Company relied on its stock and transfer records and other information provided by the persons or entities listed in the table. Beneficial ownership is reported in accordance with Commission regulations and therefore includes shares of Common Stock that may be acquired within 60 days after May 1, 2006 upon the exercise of outstanding stock options. Shares of Common Stock issuable upon the exercise of such options are deemed outstanding for purposes of computing the percentage of Common Stock owned by the beneficial owner listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by any other shareholder. Except as otherwise stated below, all shares are owned directly and of record, and each named person or entity has sole voting and investment power with regard to the shares shown as owned by such person or entity. For each shareholder, “Percent of Class Owned” is based on the 21,785,700 shares of Common Stock issued and outstanding on May 1, 2006, plus any shares that may be acquired by the shareholder as a result of the exercise of existing options within 60 days after May 1, 2006.
(2)	Includes 3,000,000 shares subject to options exercisable within 60 days held by Mr. Cape, and 1,985,080 shares owned by Diane Cape, over which Mr. Cape has voting power pursuant to a Voting Agreement between the parties dated as of January 8, 2002 (the “Voting Agreement”), which Voting Agreement expires on the earlier to occur of (a) January 8, 2007, (b) the death of Mr. Cape, or (c) sale of all the shares by Ms. Cape. Mr. Cape disclaims beneficial ownership of the securities held by Ms. Cape, except to the extent of his indirect beneficial interest as the holder of voting power over such securities.
(3)	Includes 1,985,080 shares over which Mr. Cape has voting power pursuant to the Voting Agreement. Ms. Cape’s address is 510 Avala Court, Alpharetta, Georgia 30022.
(4)

As reported in a Schedule 13D/A filed with the Commission on November 30, 2005. Trinad Capital LP is deemed to be the direct beneficial owner of 3,003,147 shares, Trinad Advisors GP, LLC, as the general partner of Trinad Capital LP, is deemed to be the indirect beneficial owner of 3,003,147 shares, and Robert Ellin, as a managing member of Trinad Advisors GP, LLC, is deemed to be the indirect beneficial owner of 3,003,147 shares. Trinad Advisors GP, LLC and Robert Ellin each disclaim beneficial ownership of the shares directly (except for (a) the indirect interest of Trinad Advisors GP, LLC by virtue of being the general partner of Trinad Capital LP, (b) the indirect interest of Robert Ellin by virtue of being a member of Trinad Advisors GP, LLC, and (c) the indirect interest of Robert Ellin by virtue of being a limited partner of Trinad Capital LP). Trinad Advisors GP, LLC and Robert Ellin have shared power to direct the vote and shared power to direct the disposition of these shares. Mr. Jay Wolf, a director nominee as a Class I director, serves as the Managing Director, Portfolio Management, for Trinad Management, LLC, the investment manager for Trinad Capital LP. Trinad Capital LP’s address is 153 East 53rd Street, 48th Floor, New York, New York 10022.

(5)	As reported in a Schedule 13D filed with the Commission on April 18, 2006. Yorktown Avenue Capital, LLC, an Oklahoma limited liability company (“Yorktown”), is deemed to be the direct beneficial owner of 320,059 shares, Boston Avenue Capital, LLC, an Oklahoma limited liability company (“Boston”), is deemed to be the direct beneficial owner of 839,300 shares, Value Fund Advisors, LLC, an Oklahoma limited liability company (“VFA”), as the manager of Yorktown and Boston, is deemed to be the indirect beneficial owner of 1,159,359 shares, and Mr. Charles M. Gillman, as the manager of VFA, is deemed to be the indirect beneficial owner of 1,159,359 shares. The principal business office address of Yorktown, Boston and VFA is 415 South Boston, 9th Floor, Tulsa, Oklahoma 74103. Mr. Gillman’s address is 415 S. Boston, Tulsa, Oklahoma 74103.
(6)	Includes 100,000 shares subject to options exercisable within 60 days held by Mr. French, 1,000 shares held as Donald French SARSEP, 30,000 shares owned by Preston C. French and 30,000 shares owned by Clayton T. French. Donald H. French serves as custodian (pursuant to the Georgia Transfers to Minors Act) for Preston C. French and Clayton T. French, who are his minor children. Mr. French disclaims beneficial ownership of the shares held for the benefit of Preston C. French and Clayton T. French.
(7)	Mr. Carey’s address is 215 Bellamy Street, Homer, Georgia 30543.
(8)	Includes 520,900 shares subject to options exercisable within 60 days held by Mr. Hatton.
(9)	Includes 55,000 shares subject to options exercisable within 60 days by Mr. Diener, 499,000 shares held by the Ronald G. Diener Trust, and 54,800 shares held by the Charles Schwab & Co., Inc./Ronald G. Diener IRA.
(10)	Includes 69,244 shares subject to options exercisable within 60 days held by Mr. Hughes.
(11)	Includes 100,182 shares subject to options exercisable within 60 days by Ms. Bembry.
(12)	Includes 112,500 shares subject to options exercisable within 60 days held by Mr. Kaye.
(13)	Includes 65,000 shares subject to options exercisable within 60 days held by Mr. Leach.
(14)	Includes 4,022,826 shares subject to options exercisable within 60 days.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Introduction

The Board of Directors of the Company currently consists of four members, Messrs. Cape, Leach, Hughes and Diener. Effective on April 3, 2006, a vacancy has been created in the Class II directors due to the resignation of Mr. G. Robert Beck for personal reasons. In connection with the filling of the vacancy created by Mr. Beck’s resignation, the Board of Directors intends to adjust the composition of Class I and Class II in order to more evenly divide the directors among the three classes, as required by the Company’s Bylaws and state law. At the Annual Meeting, two directors will be elected for the term described below.

The Board of Directors is divided into three classes. Members of each class serve staggered three-year terms, and thereafter until their successors are duly elected and qualified. At each annual meeting of shareholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Mr. Cape has been nominated for re-election as a Class I director. In order to more evenly divide the directors among the three classes, Jay Wolf has been nominated by the Board of Directors for election as a Class I director. The terms of each of the Class II directors and a Class III director will expire upon the election and qualification of successor directors at the 2007 and 2008 Annual Meetings of Shareholders, respectively. The term of the new Class I directors will expire upon the election and qualification of successor directors at the 2009 annual meeting of shareholders. There are no family relationships between any of the directors or executive officers of the Company.

Shares represented by executed Proxies will be voted, if authority to do so is not withheld, for the election of the director nominees named below. In the event that either of the director nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee(s) as the Board of Directors may select. The persons nominated for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unable to serve.

Class I Director Nominees

Term of Office Expiring at the 2009 Annual Meeting of Shareholders

Name and Age	Business Experience
C. Wayne Cape, 52	Mr. Cape, the founder of the Company, became Chairman of the Board of Directors in September 1999. Mr. Cape served as Chief Executive Officer of the Company from the Company’s inception in 1981 through July 2001, and as President of the Company from its inception until May 2001, when the Board of Directors appointed Warren Neuburger as President and Chief Executive Officer of the Company. From January 30, 2003 to the present, Mr. Cape has served as President and Chief Executive Officer of the Company. Prior to forming the Company, Mr. Cape was an employee at Digital Communication Associates from 1974 to 1981 where he served in a variety of technical, sales and regional sales management positions.

Jay A. Wolf, 33	Mr. Wolf is a new nominee for the Company’s Board of Directors. Mr. Wolf has been nominated to replace G. Robert Beck, who retired from the Board of Directors on April 3, 2006. Subject to shareholder approval, Mr. Wolf’s term will be effective on June 16, 2006. Since 2003, Mr. Wolf has served as the Managing Director, Portfolio Management, for Trinad Management, LLC, the investment manager for Trinad Capital, LP and Trinad Capital Master Funds, Ltd. Prior to this position, Mr. Wolf was employed as Vice President of Communications by Wolf Group Integrated. Mr. Wolf currently serves on the boards of directors of ProLink Holdings Corp. and Shells Seafood Restaurants, Inc., both reporting companies under the Exchange Act, and on the board of directors of US Wireless Data, Inc.

Class II Directors

Term of Office Expiring at the 2007 Annual Meeting of Shareholders

Name and Age	Business Experience
David T. Leach, 54	Mr. Leach has served as a director of the Company and as a member of the Compensation and Audit Committees since June 2001. Mr. Leach has served as Chief Executive Officer of eSecuritel Holdings, LLC since March 2006, and as Chairman of the Board of Directors of Datatrac Corporation since January 2005. Mr. Leach also served as Chief Executive Officer of Datatrac Corporation from January 2005 until March 2006.

Mr. Leach served as Chief Operating Officer for Procuri, Inc. from October 2003 to February 2004. Mr. Leach served as acting Chairman of the Board for Harbinger Corporation from January 2000 until June 2000 and as Vice Chairman from September 1998 until January 2000. From March 1997 until September 1998, Mr. Leach served as Chief Executive Officer of Harbinger Corporation and from February 1994 until March 1997, Mr. Leach served as President and Chief Operating Officer.

Ronald G. Diener, 56	Mr. Diener has served as a director of the Company since March 18, 2003 and as a member of the Audit Committee since June 2003 and of the Compensation Committee since July 2003. Since July 2000, Mr. Diener has served as an alliance manager for a major global system integrator. From March 1999 until June 2000, Mr. Diener provided independent consulting services to various public and private companies. From March 1997 until February 1999, Mr. Diener was Vice President of Strategic Alliances for the Company.

Class III Director

Term of Office Expiring at the 2008 Annual Meeting of Shareholders

Name and Age	Business Experience
F. Barron Hughes, 48	Mr. Hughes has served as a director of the Company since March 18, 2003 and as a member of the Compensation Committee of the Board of Directors since July 2003. Since August 8, 2005, Mr. Hughes has served as Chief Financial Officer of Snaps, Inc., a fax integrator and workflow solutions provider. From August 2002 to August 2004, Mr. Hughes has served as Chief Financial Officer for VertiSoft Corporation (“VertiSoft”)., a software company specializing in the healthcare industry. Prior to joining VertiSoft, Mr. Hughes served as Chief Financial Officer for the Company from September 1994 until January 2002 and continued to be employed by the Company through May 2002.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CLASS I

DIRECTOR NOMINEES NAMED ABOVE OR THEIR SUBSTITUTES

PROPOSAL NO. 2 – APPROVAL OF AMENDMENT TO COMPANY’S

DIRECTORS’ STOCK OPTION PLAN

The Company is requesting that its shareholders vote in favor of approval of an amendment to the Company’s Directors’ Stock Option Plan, as amended (the “Directors’ Plan”), which was adopted by the Board of Directors on November 2, 2005 subject to shareholder approval. The amendment to the Directors’ Plan changed the number of shares of common stock subject to options to be granted to each director from 10,000 for each year of completed service to 5,000 for each full fiscal quarter of completed service. The modification was retroactively applied to the beginning of fiscal year 2006, and thus each eligible director was granted an option to purchase 15,000 shares of Common Stock on the date of the amendment, November 2, 2005.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the Directors’ Plan.

The following summary of certain major features of the Directors’ Plan is subject to the specific provisions contained in the full text of the Directors’ Plan as set forth in Exhibit A to this Proxy Statement.

Purpose

The purpose of the Directors’ Plan is to promote the interests of the Company by providing the opportunity to purchase shares of Common Stock to directors who are not employees of the Company in order to attract and retain such directors by (a) providing them with an incentive to exert maximum efforts to promote the Company’s success, thereby increasing the value of the Company’s shares of Common Stock, and (b) aligning their interests with those of the Company’s shareholders.

Administration

The Company’s Board of Directors administers the Directors’ Plan. The Board of Directors has the power to construe and interpret the Directors’ Plan and options granted under it, and to establish, amend and revoke rules and regulations for the Directors’ Plan’s administration. The Board of Directors may delegate its authority under the Directors’ Plan to a committee (the “Plan Committee”) composed of not less than two directors. Members of the Plan Committee serve at the discretion of the Board of Directors.

Stock Subject to the Directors’ Plan

An aggregate number of 300,000 shares of Common Stock was reserved for issuance under the Directors’ Plan. As of November 2, 2005, 280,000 shares of Common Stock were available for future grants under the Directors’ Plan. As of November 2, 2005, there were options to purchase 170,000 shares of Common Stock issued and outstanding under the Directors’ Plan and directors had exercised options to purchase 20,000 shares of Common Stock. On November 2, 2005, the last reported price per share of the Company’s Common Stock on the Over-the-Counter Bulletin Board service was $1.10 per share.

If options granted under the Directors’ Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again become available for issuance under the Directors’ Plan.

Eligibility

The Directors’ Plan provides that options may be granted only to an “eligible director,” which is defined as a director of the Company or any of its subsidiaries who is not otherwise an employee the Company or any of its subsidiaries. Three of the Company’s four directors are eligible to participate in the Directors’ Plan (Mr. Cape is the one director not eligible to participate in the Directors’ Plan). In addition, subject to election of Mr. Wolf to the Company’s Board of Directors at the Annual Meeting, Mr. Wolf will be eligible to participate in the Directors’ Plan.

Option Grants

Options granted under the Directors’ Plan are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and option grants under the Directors’ Plan are non-discretionary. The Directors’ Plan provides for (i) an initial grant of an option to purchase 10,000 shares of Common Stock to each person when he or she first becomes a non-employee director of the Board of Directors, and (ii) a quarterly grant of 5,000 shares of Common Stock for each completed fiscal quarter of service. Prior to the proposed amendment, non-employee directors received an annual grant, on the date of the annual meeting of stockholders, of 10,000 shares for each completed fiscal year of service.

Terms of Options

Each option granted under the Directors’ Plan is subject to the following terms and conditions.

Option Exercise. Options granted under the Directors’ Plan become exercisable immediately upon grant. An option may be exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and accompanied by payment of the purchase price.

Exercise Price; Payment. The exercise price of an option granted under the Directors’ Plan is equal to the fair market value of the Common Stock on the date of grant; provided, however, that an option may be granted with a lower exercise price if the option is granted pursuant to an assumption or substitution for another option in a manner which satisfies the provisions of Section 424(a) of the Code. The exercise price of options granted under the Directors’ Plan must be paid (1) in cash, (2) if permitted by the applicable stock option agreement (the “Option Agreement”), by delivery to the Company of a number of shares (which have been owned by the holder of the option (each, a “Holder”) for at least six months prior to the date of exercise) having an aggregate fair market value equal to the amount to be tendered, or (3) by cashless exercise as permitted under the provisions of Regulation T promulgated by the Federal Reserve Board.

Transferability; Term. Under the Directors’ Plan, an option may not be transferred by the Holder except by will or by the laws of descent and distribution and the option is only exercisable by the Holder during the Holder’s lifetime; provided, however, that in event of a Holder’s incapacity, the option may be exercised by the Holder’s legal guardian, legal representative or other representative deemed appropriate by the Board of Directors or the Plan Committee based on the facts and circumstances

No option granted under the Directors’ Plan is exercisable after the expiration of 10 years from the date the option was granted. The Directors’ Plan will terminate upon occurrence of earlier of (1) the tenth anniversary of the effective date of the Directors’ Plan, or (2) the date on which all of the shares of Common Stock reserved under the Directors’ Plan will have been issued or become no longer available for use under the Directors’ Plan

Other Provisions. The Option Agreement may contain such other terms, provisions and conditions not inconsistent with the Directors’ Plan as may be determined by the Board of Directors or the Plan Committee.

Adjustment Provisions

The number of shares reserved under the Directors’ Plan, the number of shares subject to options granted under the Directors’ Plan, and the exercise price of any outstanding option must be adjusted by the Board of Directors or the Plan Committee in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, stock dividends or stock splits. The Board of Directors or the Plan Committee has the right to adjust (in a manner which satisfies the requirements of Section 424(a) of the Code) the number of shares reserved under the Directors’ Plan, the exercise price of any options granted under the Directors’ Plan, the number of shares subject to options granted under the Directors’ Plan, in the event of any corporate transaction described in Code Section 424(a) which provides for the substitution or assumption of such options.

If the Company agrees to sell substantially all of its assets for cash or property, or agrees to any merger, consolidation, reorganization, division or other transaction in which shares of Common Stock would be converted into another security or into the right to receive securities or property, and the agreement governing the transaction (the “Transaction”) does not provide for the assumption or substitution of the options granted under the Directors’ Plan, each option, at the direction and discretion of the Board of Directors or as is otherwise provided in the Option Agreements, may be (i) deemed to be fully vested and/or exercisable, or (ii) unilaterally canceled in exchange for (a) whole shares of Common Stock and/or cash in lieu of any fractional share which each Holder would otherwise receive if he or she had the right to exercise his or her outstanding option in full and he or she exercised that right exclusively for shares on a date fixed by the Board of Directors which comes before the Transaction, or (b) cash or other property equivalent in value, as determined by the Board of Directors in its sole discretion, to the shares described in preceding clause (a). Any such option which is not assumed or substituted as provided above and which the Company does not elect to cancel prior to the Transaction will become fully vested and immediately exercisable just prior to the closing of the Transaction.

Amendment

The Board of Directors may at any time, and from time to time, amend the Directors’ Plan to the extent that the Board of Directors deems necessary, suspend the granting of shares of Common Stock at any time, and terminate the Directors’ Plan at any time. Rights under any outstanding option granted before amendment of the Directors’ Plan will not be impaired by any amendment of the Directors’ Plan unless (a) the affected Holder consents in writing to such amendment, or (b) the Company is dissolved, liquidated or consummates the Transaction.

Federal Income Tax Information

The following discussion outlines generally the federal income tax consequences of participation in the Directors’ Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment of grants of options under the Directors’ Plan.

There are no tax consequences to the Holder or the Company by reason of the grant of an option under the Directors’ Plan. Upon exercise of the option, the Holder normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the option exercise price (the “Taxable Gain”). The Company is required to withhold from this Taxable Gain, regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, the Company will be generally entitled to a business expense deduction equal to the taxable ordinary income realized by the Holder.

Upon disposition of the Common Stock, the Holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Holders subject to Section 16(b) of the Exchange Act must also comply with certain provisions of the Exchange Act.

Plan Benefits Table

The following table presents certain information with respect to options that the Company expects to grant under the Directors’ Plan in the fiscal year ending December 31, 2007 to its non-employee directors, assuming shareholder approval of this Proposal 2. The presentation in the table below assumes that each non-employee director continues as one of the Company’s directors throughout the 2007 fiscal year and that the Company does not elect any additional non-employee directors. This information is for illustration only and may not be indicative of grants that are made in the future under the Directors’ Plan.

Plan Benefits

Director’s Stock Option Plan

Name of Non-Employee Director	Number of Option Shares
David T. Leach	20,000
Ronald G. Diener	20,000
F. Barron Hughes	20,000
Jay Wolf	20,000	(1)

Non-Employee Directors as a Group	80,000	(1)

(1)	Subject to election of Mr. Wolf to the Company’s Board of Directors at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL NO. 3 – RATIFICATION OF SELECTION OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors has selected BDO Seidman, LLP (“BDO Seidman”) to serve as the Company’s Independent Registered Public Accounting Firm and auditor for the fiscal year ending January 31, 2007. The appointment of this firm was recommended to the Board of Directors by its Audit Committee. At the Annual Meeting, the Company will ask shareholders to ratify the Board of Director’s selection. Representatives of BDO Seidman are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by BDO Seidman for the audit of the Company’s annual financial statements for the fiscal years 2006 and 2005 and fees billed for audit related services, tax services, and all other services rendered by BDO Seidman during fiscal years 2006 and 2005.

	Fiscal Year Ended
	2006	2005
Audit Fees(1)	$152,000	$118,000
Audit-Related Fees(2)	6,000	16,000
Tax Fees(3)	42,000	28,000
All Other Fees	-0-	-0-

Total	$200,000	$162,000

(1)	Audit services include services to comply with auditing standards generally accepted in the United States of America related to the audit and review of the Company’s financial statements. The audit fees shown above were incurred principally for services rendered in connection with the audit of the Company’s consolidated financial statements and associated filings with the Commission, including the Company’s proxy materials.
(2)	Audit-related services include assurance and related services that are traditionally performed by the Company’s independent registered public accounting firm. The audit-related fees shown above were incurred in connection general non-audit accounting consultation concerning financial reporting and other disclosure matters related to the Company’s acquisition of VertiSoft Corporation.
(3)	Tax fees include tax compliance services (including U.S. federal, international and state returns) and tax registration and compliance assistance.

Pre-Approval Policy

All audit-related fees and tax fees were pre-approved by the Audit Committee which concluded that the provision of such services by BDO Seidman was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee requires pre-approval of (a) audit, audit-related and tax services to be prepared by BDO Seidman on an annual basis, and (b) in addition, individual engagements anticipated to exceed pre-established monetary thresholds.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

BOARD OF DIRECTORS

Board of Directors Meetings and Committees of the Board of Directors

During the fiscal year ended January 31, 2006, the Board of Directors held nine formal meetings, and took action by unanimous written consent one time. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served during their term of service.

The Company has not adopted a formal policy on directors’ attendance at the Company’s annual meetings of shareholders, although all directors are encouraged to attend, and historically, most have done so. All directors attended the Company’s 2005 Annual Meeting of Shareholders.

Compensation Committee. The Board of Directors has established a Compensation Committee, comprised solely of non-employee directors, on which Barron Hughes, David T. Leach, Ronald Diener and Robert Beck served throughout fiscal 2006. The Compensation Committee reviews and evaluates the compensation and benefits of all executive officers, reviews general policy matters relating to compensation and benefits of employees of the Company, administers the Company’s Stock Incentive Plan (the “Stock Plan”) and the Directors’ Plan, and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee held three formal meetings during fiscal 2006 and took no action by unanimous written consent.

Audit Committee. The Board of Directors has established an Audit Committee on which David T. Leach and Ronald Diener served throughout fiscal 2006. The Board of Directors has determined that each Audit Committee member is “independent” and “financially literate” under applicable NASDAQ listing standards. The Audit Committee reviews and approves the scope and timing of the Company’s audit services and any other services the Company’s independent registered public accounting firm is asked to perform, the auditor’s report on the financial statements following completion of their audit, and the Company’s policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee annually recommends the selection of the Company’s independent registered public accounting firm for the following fiscal year and communicates such selection to the Board of Directors. The Audit Committee held four formal meetings during the fiscal year ended January 31, 2006, and took no actions by unanimous written consent.

The Company has no standing nominating or other committee performing similar functions. The Company does not have a Nominating Committee Charter. The Board of Directors as a whole acts as a nominating committee to select nominees for election as directors of the Company, and, therefore, the Board of Directors does not consider it necessary to have a separate nominating committee. At this time, the Board believes that the interests of the Company’s shareholders are best served through the identification and recruitment of board members who possess a wide range of business and operational experience. The Board of Directors will consider nominees recommended by shareholders if submitted to the Board in accordance with the procedures specified in the Company’s Bylaws. The Bylaws provide that a shareholder seeking to nominate a candidate for election as a director at a meeting of the shareholders must provide notice of such nomination not less than 60 days prior to the meeting. If less than 60 days notice of the date of the meeting is given, the shareholder must deliver the nomination to the Company within ten days following notice of the date of the meeting. In addition, such notice must provide the Company certain information regarding the director nominee.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 31, 2006, there were no Compensation Committee interlocks or insider participation.

Code of Ethics

The Company has adopted a Financial Officers’ Code of Ethics for its Chief Executive Officers and Chief Financial Officer. The Financial Officers’ Code of Ethics has been posted on our website at www.optiosoftware.com. Any amendment to, or waiver of, a provision of the Code of Ethics that applies to the Company’s principal executive officer or principal financial accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K will be also posted on the Company’s website.

Directors’ Compensation

The Company reimburses all directors for their reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and any committees on which they serve. The non-employee members of the Board of Directors receive compensation of $3,500 for each “in-person” meeting of the Board of Directors or a committee thereof. For each meeting of the audit committee, whether telephonic or in-person, directors receive $2,000 cash compensation for their participation in such meeting. For each telephonic meeting of the Board of Directors or the compensation committee, non-employee directors receive $500 cash compensation for their participation in such meeting. Board and committee meetings held in conjunction (or in close proximity) with each other will entitle the director to only a single, $3,500, $2,000 or $500 fee.

In addition, the non-employee members of the Board are entitled to receive options pursuant to the Company’s Directors’ Plan, which was adopted by the Board in October 1999. On November 2, 2005, the Board of Directors unanimously approved an amendment to the Directors’ Plan, subject to shareholder approval of Proposal 2 included in this Proxy Statement. The amendment to the Directors’ Plan changed the number of shares of Common Stock subject to options to be granted to each director from 10,000 for each year of completed service to 5,000 for each full fiscal quarter of completed service. The modification was retroactively applied to the beginning of fiscal year 2006, and, therefore, each eligible director was granted an option to purchase 15,000 shares of Common Stock on the date of the amendment. Prior to the amendment, the Director’s Plan provided that, upon initially becoming an eligible director, a director was entitled to receive an option to purchase 10,000 shares of the Common Stock of the Company. At the end of each completed fiscal year of service as an eligible director, a director received, on the date of the annual meeting of shareholders, an option to purchase 10,000 shares of Common Stock.

All options granted under the Directors’ Plan are fully vested as of the date of grant and have an exercise price equal to the fair market value of the underlying shares on the date of grant. Pursuant to the Directors’ Plan, 300,000 shares of Common Stock were initially reserved for issuance, with 240,000 shares of Common Stock remaining reserved for issuance as of May 1, 2006.

Summary Compensation Table

The following table sets forth information concerning the compensation for services rendered to the Company during the years ended January 31, 2006, 2005, and 2004 that was awarded to, earned by, or paid to (i) the Company’s Chief Executive Officer, and (ii) each of the other five most highly compensated executive officers of the Company whose total salary and bonus for the year ended January 31, 2006 exceeded $100,000.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Fiscal Year Ended January 31	Salary	Bonus	Securities Underlying Options (#)		All Other Compensation ($) (1)
C. Wayne Cape Chairman, Chief Executive Officer and President	2006 2005 2004	$282,975 274,500 285,000	$-0- -0- 127,315	-0- -0- -0-		$-0- -0- -0-

Paul O’Callaghan(2) Senior Vice President of Sales	2006 2005 2004	$200,000 200,000 200,000	$69,000 54,500 60,000	50,000 100,000 250,000		$-0- -0- -0-
Steven E. Kaye(3) Senior Vice President of Marketing and Product Management	2006 2005 2004	$180,000 166,250 93,333	$-0- -0- 39,609	50,000 -0- 210,000	(4)	$-0- -0- -0-

Donald H. French(5) Senior Vice President of Research and Development	2006 2005 2004	$200,000 91,667 -0-	$-0- -0- -0-	50,000 350,000 -0-	$-0- -0- -0-
Daryl G. Hatton Chief Technology Officer	2006 2005 2004	$135,00 132,500 116,667	$-0- -0- 33,008	50,000 -0- -0-	$-0- -0- -0-
Caroline Bembry(6) Chief Financial Officer and Secretary	2006 2005 2004	$160,000 150,000 134,118	$-0- -0- 38,018	50,000 -0- 100,000	$-0- -0- -0-

(1)	In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for such year.
(2)	Mr. O’Callaghan joined the Company in May 2001 and resigned in November 2001. He rejoined the Company on February 2, 2003 as Senior Vice President of Sales, and resigned from this position on April 30, 2006.
(3)	Mr. Kaye resigned as a member of the Board of Directors on July 1, 2003 and was appointed as Vice President of Marketing effective on July 1, 2003.
(4)	This amount includes 10,000 options issued to Mr. Kaye while he served as a member of the Board of Directors.
(5)	Mr. French joined the Company on August 10, 2004.
(6)	Ms. Bembry was appointed Chief Financial Officer effective August 11, 2003 and resigned as Vice President of Finance.

Option Grants in Last Fiscal Year

The following table sets forth all individual grants of stock options during the fiscal year ended January 31, 2006, to each of the named executive officers:

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Wayne C. Cape	-0-	0.0%	—	—	-0-	-0-
Paul O’Callaghan(3)	50,000	7.7%	$1.31	3/24/2015	$41,193	$104,390
Donald H. French(3)	50,000	7.7%	$1.31	3/24/2015	$41,193	$104,390
Steven E. Kaye(3)	50,000	7.7%	$1.31	3/24/2015	$41,193	$104,390
Daryl Hatton(3)	50,000	7.7%	$1.31	3/24/2015	$41,193	$104,390
Caroline Bembry(3)	50,000	7.7%	$1.31	3/24/2015	$41,193	$104,390

(1)	The exercise price of the options granted was equal to fair market value of the underlying stock on the date of grant.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the Commission and are not intended to forecast future appreciation of the Company’s stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of the Company’s Common Stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of the Company’s Common Stock to date.
(3)	Grants became exercisable in four (4) equal annual installments beginning on the first anniversary of the date of grant and continuing for four (4) years thereafter until fully vested.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth information concerning option exercises and the year-end values of unexercised options, including the aggregate dollar value of in-the-money options, held by the named executive officers as of January 31, 2006.

	Aggregate Option Exercises in Fiscal 2006 and Fiscal Year-End Option Values
	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)(2)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
C. Wayne Cape	-0-	-0-	3,000,000	-0-	$2,090,000	$-0-
Paul O’Callaghan	-0-	-0-	150,000	250,000	$105,000	$105,000
Steven E. Kaye	-0-	-0-	100,000	150,000	$49,000	$49,000
Donald H. French	-0-	-0-	87,500	312,500	$12,250	$36,750
Daryl G. Hatton	-0-	-0-	508,400	50,000	$219,796	$-0-
Caroline Bembry	-0-	-0-	87,682	103,243	$33,915	$26,211

(1)	Amounts disclosed in these columns do not reflect amounts actually received by the named executive officers, but are calculated based on the difference between the fair market value on the date of exercise of the options and the exercise price of the options. The named executive officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of the Common Stock at the time of such sale.
(2)	Based on the fair market value of the Common Stock as of January 31, 2006 (the last trading day of the fiscal year) of $1.24 per share as reported on the Over-The-Counter Bulletin Board service, less the exercise price payable upon exercise of such options.
(3)	This number does not include options which were not in-the-money as of January 31, 2006 (the last trading day of the fiscal year).

Employment Agreements

Each of the Company’s principal employees, including executive officers, is required to enter into a non-compete agreement (the “Non-Compete Agreement”) with the Company. Each Non-Compete Agreement restricts the ability of an employee to compete with the Company or to solicit the Company’s customers or employees during his or her employment with the Company and for a period of one year thereafter. The agreement also provides for the Company’s ownership of the work product of the employee, an assignment to the Company of intellectual property, and a prohibition against disclosure of the Company’s confidential information and trade secrets.

The Company has an employment agreement with C. Wayne Cape that provides that he shall serve as President and Chief Executive Officer of the Company until the employment Agreement is terminated by either party in accordance with its terms. Mr. Cape’s current employment agreement provides for a base salary of $270,000. Mr. Cape is eligible for an annual bonus in an amount to be determined by the Board of Directors. The employment agreement provides that Mr. Cape’s base salary will be increased annually in an amount equal to the product of his then current base salary and the percentage increase, if any, of the Consumer Price Index (“CPI”) for all Urban Consumers, Region South, over the prior year’s index. In accordance with this provision, Mr. Cape’s salary was increased to $286,950 effective August 1, 2005, reflecting the adjustment in the CPI for the previous two years. In addition, Mr. Cape’s base salary may be increased by the Board of Directors on an annual basis. Upon Mr. Cape’s resignation for good reason (as defined in the employment agreement), termination by the Company not for cause or the failure of a successor company to renew his employment agreement within 12 months following a change of control of the Company, the Company, or successor entity, will be obligated to pay him an amount equal to 12 months of his then-current base salary over a 12-month period or in one lump-sum payment. If Mr. Cape’s employment is terminated by reason of death, disability, mutual consent of the parties, termination not for cause within 12 months of a change of control, or resignation for good reason, 2,000,000 of his options (the “Plan Options”) will remain exercisable until one year after expiration of the employment agreement. If Mr. Cape is terminated for cause, the Plan Options will remain exercisable until ninety (90) days after expiration of the employment agreement. If Mr. Cape’s employment is terminated not for cause or Mr. Cape resigns for good reason, then all unvested options will vest in full and become immediately exercisable. Mr. Cape’s employment agreement includes post-employment restrictive covenants against solicitation of the Company’s customers or recruitment of the Company’s employees.

The Company has an employment agreement with Donald H. French that provides that he shall serve as Senior Vice President of Research and Development until August 10, 2007. Mr. French’s employment agreement provides for a base salary of $200,000. The base salary will be increased annually in an amount equal to the product of the then current base salary and the percentage increase, if any, of the CPI for all Urban Consumers, Region South, over the prior year’s index. Mr. French’s base salary may be increased by the Board of Directors on an annual basis. Mr. French was granted an option to acquire 350,000 shares of Common Stock at $1.10 per share (the “Options”). The Options vest over a period of four years as follows: (i) 25% on the first anniversary of the effective date of the employment agreement; (ii) 25% on the second anniversary of the effective date of the employment agreement; (iii) 25% on third anniversary of the effective date of the employment agreement; and (iv) 25% on the fourth anniversary of the effective date of the employment agreement. Upon Mr. French’s death, resignation for good reason (as defined in the agreement) or termination without cause, the Company will be obligated to pay him his then-current base salary for the remaining term of the employment agreement. If Mr. French’s employment is terminated by reason of disability, he will receive his base salary for 12 months less any payments made to him under any long-term or short-term disability insurance policies. If Mr. French is terminated for cause, including resignation, or the mutual consent of the parties, he will receive no further compensation. Mr. French’s employment agreement includes post-employment restrictive covenants against solicitation of the Company’s customers or recruitment of the Company’s our employees.

Change of Control Agreements

The Company has entered in a Change of Control Agreement (the “COC Agreement”) with each of (a) Caroline Bembry, Chief Financial Officer and Secretary, on December 21, 2004; (b) Daryl G. Hatton, Chief Technology Officer, on December 27, 2004; and (c) Steve Kaye, Vice President of Marketing and Product Management, on December 27, 2004 (collectively, COC Persons”). The COC Agreements will continue in force for so long as the COC Persons, individually, will remain employees or executive officers of the Company. If a COC Person becomes disabled (as defined in the COC Agreement), the Company may terminate the COC Agreement upon thirty (30) days’ prior written notice to the affected COC Person. In the event of a change of control, the COC Person’s rights under the COC Agreement become permanent and are not terminable, except with respect to death or normal retirement, termination by the Company for cause, or disability. Upon a COC Person’s resignation for good reason (as defined in the COC Agreement) or if the Company terminates the COC Person within twelve (12) months following a change of control of the Company (unless such termination is (a) due to the COC Person’s death or retirement, (b) by the Company for cause or disability, or (c) by the COC Person other than for good reason), the Company, or successor entity, will be obligated to pay the COC Person (i) an amount equal to six (6) months of the COC Person’s then-current base salary over a 6-month period, (ii) any earned but unpaid cash bonus amount, and (iii) health benefits for six (6) months. Upon a change in control, the Company will accelerate the vesting of any unvested options held by the COC Person to acquire Common Stock of the Company. The COC Agreement contains negative covenants restricting the COC Person’s use of confidential information, and the COC Person’s ability to solicit customers or employees of the Company, and provides for the Company’s rights in inventions or work product created by the COC Person.

Equity Compensation Plan Information

The following chart gives aggregate information regarding grants under all equity compensation plans of the Company through January 31, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in First column)
Equity compensation plans approved by security holders(1)	5,384,152	$1.16	11,740,580
Equity compensation plans not approved by security holders(2)	1,489,900	$0.12	1,363,900

Total	6,874,052	$0.93	13,104,480

(1)	Represents options granted under the Stock Incentive Plan, which was approved by shareholders in 1997, and the Directors’ Plan, which was approved by shareholders in June 2000.
(2)	Represents options granted outside of the Company’s stock option plans approved by the Company’s shareholders, the material terms of which are discussed below.

Non-Shareholder Approved Stock Options. During the period from 1989 until 1996, the Company granted options to employees pursuant to individual option agreements without the approval of the shareholders. The options granted during 1989 were fully vested on the date of grant and by their terms do not expire. The options granted after 1994 expire upon the occurrence of certain events as set forth in the individual option agreements, such as termination of employment.

Limitation of Liability and Indemnification of Officers and Directors

The Company’s articles of incorporation provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under Georgia law and that the Company may indemnify its officers, employees and agents to the fullest extent permitted under Georgia law. The Company’s Bylaws provide that the Company must indemnify its directors against all liabilities to the fullest extent permitted under Georgia law and that the Company must advance all reasonable expenses incurred in a proceeding where the director was either a party or a witness because of his or her service as a director of the Company.

The Company has entered into certain agreements that require the Company to indemnify its directors and officers to the fullest extent permitted under Georgia law. In addition, the Company has agreed to defend, hold harmless and indemnify its directors and officers against any obligation to pay a judgment, penalty, fine, expenses and settlement amounts in connection with any action, suit or proceeding brought by reason of the fact that he or she is a director or officer, as the case may be, of the Company or is serving, at the request of the Company, as a director, officer, employee, agent or consultant of another entity. No indemnification will be provided in cases of (a) any misappropriation of any business opportunity, (b) any act or omission involving intentional misconduct or a knowing violation of law, (c) any transaction from which an improper personal benefit was received, and (d) incurring certain types of liability under Georgia law. The Company will pay expenses incurred by directors and officers in defending any covered action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The Company believes that these agreements, as well as the provisions contained in the Company’s articles of incorporation and Bylaws described above, are necessary to attract and retain qualified persons to serve as directors and officers of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors of the Company pursuant to the provisions of the charter documents, Georgia law or the agreements described above, the Company has been advised that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

During the fiscal year ended January 31, 2006, the Compensation Committee of the Board of Directors (the “Committee”) consisted of Barron Hughes, David T. Leach, Ronald Diener and Robert Beck. Effective on April 3, 2006, Mr. Beck resigned from the Company’s Board of Directors for personal reasons.

The Committee has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company’s compensation program for executive officers and other key employees, and the basis on which the 2006 compensation was determined for the executive officers of the Company, with particular detail given to the 2006 compensation for the Company’s Chief Executive Officer. The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Company’s executive compensation policy, as implemented by the Compensation Committee, is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short-term and long-term financial performance and growth of the Company. The compensation policy is designed to link compensation to the value and level of the performance of the executive and to the performance of the Company. In so doing, the policy strives to align the financial rewards to the Company’s executive officers with the financial interests of the Company’s shareholders.

The Committee seeks to achieve these objectives by implementing, as the principal components of compensation, a program of base salary, incentive bonus compensation and equity-based incentives. The compensation decisions of the Committee relative to the Company’s executive officers and key employees are described below as to each of the foregoing components.

Compensation of Executive Officers Generally

Base Salary. Base salary levels for each of the Company’s executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment and competitive employment market to the Company. In addition, the Committee generally takes into account the Company’s past financial performance and future expectations, as well as the performance of the executives and changes in the executives’ responsibilities. The base salaries of the executive officers for fiscal 2006 were not linked to specific Company performance criteria.

Incentive Cash Bonuses. The Company’s executive officers, as well as other management employees, are eligible to receive cash bonus awards. The Committee determines eligible participants, performance goals, measurement criteria, performance ratings and amount and timing of payments. The impact an employee has on the financial performance of the Company as determined in the judgment of the Committee, and of the Chief Executive Officer in the case of other executive officers, is also considered. All awards are paid in full, in cash, following the year of performance. Bonus awards are granted to executive officers under this compensation arrangement at the sole discretion of the Compensation Committee. For the fiscal year ended January 31, 2006, the Compensation Committee did not approve any bonuses to the executive officers. However, a bonus of $69,000 was paid to Paul O’Callaghan, Senior Vice President of Sales, pursuant to his separate sales compensation arrangement.

Equity Incentives. The Compensation Committee believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent upon increases in shareholder value. The Company’s Stock Plan provides the means through which executive officers can build an investment in common stock which will align such officers’ economic interests with the interests of the Company’s shareholders. Under the Company’s Stock Plan, the Company may award incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights. To date, the Company has issued only stock options under the Stock Plan. During the fiscal year ended January 31, 2006, options to purchase an aggregate of 300,000 shares of Common Stock were granted to the Company’s executive officers pursuant to the Stock Plan.

For the Company’s current fiscal year, the Committee may recommend to the Board of Directors that options be granted to employees based upon the Company’s achievement of its budgetary objectives and the Compensation Committee’s assessment of each individual’s contribution to the Company’s performance. In addition, the Board of Directors has delegated authority to Mr. Cape, as Chief Executive Officer of the Company, to approve grants of stock options to employees in amounts not to exceed 25,000 options to any one employee in a single year without approval of the Board of Directors.

Other Benefits. Executive officers also participate, on a voluntary basis, in the Company’s regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance. In addition, executive officers may receive, along with and on the same terms as other employees, certain benefits pursuant to the Company’s 401(k) plan, including Company matching contributions of 50% until the Company contribution reaches 3% of an executive’s salary.

Compensation of the Chief Executive Officer

The Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the Company’s performance.

C. Wayne Cape has served as the Company’s Chief Executive Officer since February 2003. For the fiscal year ended January 31, 2006, Mr. Cape’s compensation plan included a base salary of $279,000, adjusted to $286,950 effective August 1, 2005 to reflect adjustments in the CPI in accordance with the terms of his employment agreement. Mr. Cape did not receive any options or other equity-based incentives during the 2006 fiscal year. The Committee believes that Mr. Cape’s total fiscal year 2006 compensation was below the average total cash compensation paid to chief executive officers by comparable companies. Mr. Cape’s base salary for the current fiscal year is $286,950. Mr. Cape’s base salary will be increased on August 1, 2006, pursuant to the terms of his employment agreement, in an amount equal to the product of the then current base salary and the percentage increase, if any, of the CPI for all Urban Consumers, Region South over the prior year’s index. In addition, the base salary may be further increased by the board of directors on an annual basis. Mr. Cape will be eligible to receive bonuses and options during the current fiscal year, depending upon the Compensation Committee’s assessment of Mr. Cape’s performance and the Company’s achievement of the specified objectives for performance criteria.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Code limits the deduction allowable to the Company for compensation paid to the Chief Executive Officer and each of the three other most highly compensated executive officers to $1,000,000. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. The Company’s policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that awards made under stock option plans for employees will qualify as performance-based compensation and thereby be excluded from the $1,000,000 limitation. Notwithstanding the Company’s policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer’s income to exceed the deductible limits.

Compensation Committee of the Board of Directors

David T. Leach

Barron Hughes

Ronald Diener

REPORT OF THE AUDIT COMMITTEE

During the fiscal year ended January 31, 2006, the Audit Committee of the Board of Directors consisted of David T. Leach and Ronald Diener.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein. The standards relating to independence of audit committees set forth in the rules and regulations promulgated under the Exchange Act do not apply to the Company because the Common Stock is not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.

The Audit Committee acts pursuant to a charter adopted by the Board that specifies the scope of the Audit Committee’s oversight function and details the procedures necessary to carry out its function. All members of the Audit Committee during the fiscal year ended January 31, 2006 were, and all current members are, “independent” as specified by the NASDAQ listing standards and under the regulations adopted by the Commission pursuant to the Sarbanes-Oxley Act of 2002, which the Company uses as a guide to determine the independence of its directors. In addition, the Board of Directors has determined that David Leach qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee’s review included discussions with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

With respect to the Company’s outside auditors, the Audit Committee, among other things, discussed with BDO Seidman matters relating to its independence, including the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006, for filing with the Commission.

Audit Committee of the Board of Directors

David Leach

Ronald Diener

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own beneficially more than 10% of the Company’s Common Stock, to file with the Commission initial reports of ownership of the Company’s equity securities and to file subsequent reports when there are changes in such ownership. To the Company’s knowledge, based solely on information provided to the Company by such persons and on a review of the copies of such reports furnished to the Company, the following persons failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act for the transactions indicated:

Name of Reporting Person	Description of Transaction
Diane Cape	Statement of Changes in Beneficial Ownership on Form 4 was due on May 4, 2005 and filed on May 5, 2005.

G. Robert Beck	Statement of Changes in Beneficial Ownership on Form 4 was due on July 6, 2005 and filed on July 8, 2005.

G. Robert Beck	Statement of Changes in Beneficial Ownership on Form 4 was due on July 7, 2005 and filed on July 8, 2005.

G. Robert Beck	Statement of Changes in Beneficial Ownership on Form 4 was due on August 9, 2005 and filed on August 31, 2005.

G. Robert Beck	Statement of Changes in Beneficial Ownership on Form 4 was due on August 24, 2005 and filed on August 31, 2005.

G. Robert Beck	Statement of Changes in Beneficial Ownership on Form 4 was due on August 4, 2005 and filed on August 31, 2005.

G. Robert Beck	Statement of Changes in Beneficial Ownership on Form 4 was due on August 16, 2005 and filed on September 28, 2005.

G. Robert Beck	Statement of Changes in Beneficial Ownership on Form 4 was due on October 12, 2005 and filed on October 21, 2005.

Terry Kraft	Statement of Changes in Beneficial Ownership on Form 4 was due on September 27, 2005 and filed on September 28, 2005.

Terry Kraft	Statement of Changes in Beneficial Ownership on Form 4 was due on September 28, 2005 and filed on October 4, 2005.

STOCK PERFORMANCE GRAPH

The following line-graph provides a comparison of the cumulative total shareholder return on the Company’s Common Stock for the period from January 31, 2001 through January 31, 2006, against the cumulative shareholder return during such period achieved by the Nasdaq Stock Market (U.S. Companies) Index and the Standard & Poor’s Application Software Index. The graph assumes that $100 was invested on January 31, 2001 in each of the comparison indices and in the Common Stock. All amounts have been calculated as if all dividends were reinvested.

	1/31/01	1/31/02	1/31/03	1/31/04	1/31/05	1/31/06
Optio Software, Inc.	100.00	43.73	22.40	77.87	72.00	66.13
NASDAQ Stock Market (U.S.)	100.00	71.64	49.50	77.79	77.83	87.71
Standard & Poor’s Application Software Index	100.00	65.77	34.59	48.38	47.89	61.82

The preceding Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act (collectively, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

RELATED PARTY TRANSACTIONS

Robert Beck, a former member of the Company’s Board of Directors, is the President and owner of Sales Builders, Inc. During the year ended January 31, 2006, the Company hired Sales Builders, Inc. to provide sales training to its employees. Fees paid to Sales Builders, Inc. under this arrangement totaled $44,000 and 17,000 during the years ended January 31, 2005 and 2006, respectively.

The Company has agreed to provide indemnification to its executive officers and directors which may require the Company to indemnify officers and directors against liabilities that may arise by reason of their status or services as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

All transactions, if any, between the Company and its officers, directors and principal shareholders and their affiliates and any transactions between the Company and any entity with which its officers, directors or principal shareholders are affiliated are subject to the approval of a majority of the Board of Directors, including the majority of the independent and disinterested outside directors of the Board of Directors and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

SHAREHOLDER COMMUNICATIONS

Subject to reasonable constraints of time, topics and rules of order, you may direct comments to, or ask questions of, the Chairman and Chief Executive Officer during the Annual Meeting. In addition, a shareholder interested in sending communications to a member of the Board of Directors may communicate directly with any director by writing to c/o Optio Software, Inc., Attention: Corporate Secretary, 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005. The Corporate Secretary will promptly forward all relevant written communications to the Board or the individually named directors.

SHAREHOLDER PROPOSALS

Commission rules require that any proposal by a shareholder of the Company for consideration at the 2007 Annual Meeting of Shareholders must be received by the Company no later than January 23, 2007, which is 120 calendar days prior to the anniversary of the mailing of this Proxy Statement, if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2007 Annual Meeting of Shareholders (the “2007 Annual Meeting”). Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

The Commission also requires a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s Proxy Statement with respect to discretionary voting. The discretionary vote deadline for the 2007 Annual Meeting is April 8, 2007, or 45 calendar days prior to the anniversary of the mailing date of this Proxy Statement. If a shareholder gives notice of such a proposal after the discretionary vote deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2007 Annual Meeting. The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal from the floor at this year’s Annual Meeting.

In order for a shareholder to bring any business or nominations before the 2007 Annual Meeting, certain conditions set forth in Section 2.13 of the Company’s Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 60 days notice or public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholders to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of meeting was mailed or such public disclosure was made.

OTHER MATTERS

Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment to safeguard the interests of the Company and the shareholders.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006, including financial statements and all amendments thereto, as filed with the Commission, may be obtained without charge upon written request addressed to Corporate Secretary, Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005.

BY ORDER OF THE BOARD OF DIRECTORS,

Caroline Bembry
Chief Financial Officer and Secretary

EXHIBIT A

OPTION SOFTWARE, INC.

DIRECTORS’ STOCK OPTION PLAN

(As Amended on December 19, 2003 and November 2, 2005)

SECTION 1.

PURPOSE

The purpose of this Plan is to promote the interests of the Company by providing the opportunity to purchase Shares to Directors who are not Employee in order to attract and retain such Directors by providing an incentive to work to increase the value of Shares and a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders. The Plan provides for the grant of Non-Qualified Stock Options to aid the Company in obtaining these goals.

SECTION 2.

DEFINITIONS

Each term set forth in this Section shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular, and reference to one gender shall include the other gender.

2.1 BOARD means the Board of Directors of the Company.

2.2 CODE means the Internal Revenue Code of 1986, as amended.

2.3 COMMITTEE means the Compensation Committee of the Board.

2.4 COMMON STOCK means the common stock, no par value per share, of the Company.

2.5 COMPANY means Optio Software, Inc., a Georgia corporation, and any successor to such organization.

2.6 DIRECTOR means a member of the Board.

2.7 ELIGIBLE DIRECTOR means a Director who is not an Employee.

2.8 EMPLOYEE means an employee of the Company, a Subsidiary or a Parent.

2.9 EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

2.10 EXERCISE PRICE means the price which shall be paid to purchase one (1) Share upon the exercise of an Option granted under this Plan.

2.11 FAIR MARKET VALUE of each Share on any date means the price determined below on the last business day immediately preceding the date of valuation:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, its Fair Market Value per share shall be the closing sale price for the Common Stock (or the mean of the closing bid and asked prices, if no sales were reported), as quoted on such exchange or system on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(b) If the Common Stock is not listed on any established stock exchange or a national market system, its Fair Market Value per share shall be the average of the closing dealer “bid” and “ask” prices of a share of the Common Stock as reflected on the NASDAQ intermeddler quotation system of the National Association of Securities Dealers, Inc. on the date of such determination; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

2.12 INSIDER means an individual who is, on the relevant date, an officer, Director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.13 NQSO means an option granted under this Plan to purchase Shares.

2.14 OPTION means a NQSO.

2.15 PARENT means any corporation which is a parent of the Company (within the meaning of Code Section 424).

2.16 PARTICIPANT means an individual who receives a NQSO hereunder.

2.17 PLAN means this Optio Software, Inc. Directors’ Stock Option Plan, as amended from time to time.

2.18 SHARE means a share of the Common Stock of the Company.

2.19 STOCK OPTION AGREEMENT means an agreement between the Company and a Participant evidencing an award of a NQSO.

2.20 SUBSIDIARY means any corporation which is a subsidiary of the Company (within the meaning of Code Section 424(f)).

SECTION 3.

SHARES SUBJECT TO STOCK OPTIONS

The total number of Shares that may be issued pursuant to Stock Options under this Plan shall not exceed 300,000, as adjusted pursuant to Section 10. Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company. Furthermore, any Shares subject to a Stock Option which remain after the cancellation, expiration or exchange of such Stock Option thereafter shall again become available for use under this Plan.

SECTION 4.

EFFECTIVE DATE

The effective date of this Plan, as amended and restated herein, shall be the date it is adopted by the Board.

SECTION 5.

ADMINISTRATION

5.1 GENERAL ADMINISTRATION. This Plan shall be administered by the Board. The Board, acting in its absolute discretion, shall exercise such powers and take such action as expressly called for under this Plan. The Board shall have the power to interpret this Plan and, subject to Section 12 to take such other action in the administration and operation of the Plan as it deems equitable under the circumstances. The Board’s actions shall be binding on the Company, on each affected Director, and on each other person directly or indirectly affected by such actions.

5.2 DELEGATION OF AUTHORITY. The Board may delegate its authority under the Plan, in whole or in part, to a Committee appointed by the Board consisting of not less than two (2) Directors. The members of the Committee shall serve at the discretion of the Board. The Committee (if appointed) shall act according to the policies and procedures set forth in the Plan and to those policies and procedures established by the Board, and the Committee shall have such powers and responsibilities as are set forth by the Board. Reference to the Board in this Plan shall specifically include reference to the Committee where the Board has delegated it authority to the Committee, and any action by the Committee pursuant to a delegation of authority by the Board shall be deemed an action by the Board under the Plan. Notwithstanding the above, the Board may assume the powers and responsibilities granted to the Committee at any time, in whole or in part.

5.3 DECISIONS BINDING. All determinations and decisions made by the Board (or its delegate) pursuant to the provisions of this Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Participants, and their estates and beneficiaries.

SECTION 6.

ELIGIBILITY AND GRANTS OF OPTIONS

6.1 INDIVIDUALS ELIGIBLE FOR GRANTS OF OPTIONS. Only Eligible Directors shall be eligible for the grant of Stock Options under this Plan. Eligible Directors shall receive Options hereunder in accordance with the provisions of Section 6.2 below.

6.2 GRANT OF OPTIONS. Options shall be granted to Eligible Directors in accordance with the following formulas:

(a) OPTIONS UPON INITIALLY BECOMING A DIRECTOR. Upon initially becoming an Eligible Director after the effective date, an individual shall be granted an Option to purchase 10,000 Shares, with such Option subject to the provisions of Section 7 below, and with such grant occurring on the date on which the individual becomes an Eligible Director. Options granted under this subsection (a) shall not be granted to a Director who has previously served as a Director and who is again becoming a Director, but shall only be granted upon an individual’s initially becoming an eligible Director.

(b) OPTIONS AFTER EACH FISCAL QUARTER OF SERVICE. As of the end of each completed full fiscal quarter of service as an Eligible Director after the effective date, an individual shall be granted an option to purchase 5,000 shares, with such option subject to the provisions of Section 7 below.

(c) TRANSITIONAL RULE. Except as provided in this subsection (c), no individual who is serving as an Eligible Director as of the effective date of this Plan shall be entitled to any Options under subsection (b) above of this Plan as a result of service prior to the effective date of the Plan. Subsection (b) above of this Plan shall be retroactive to the beginning of the Company’s fiscal year 2006 and each individual who is serving as an Eligible Director as of the effective date of this Plan shall be granted Options under the terms and provisions of subsection (b) above of this Plan for each completed full fiscal quarter of service as an Eligible Director during the Company’s fiscal year 2006; provided, however, that the Options to be granted for the first three quarters of service in fiscal year 2006 shall be granted on the effective date of the amendment to the Plan dated November 2, 2005 and not on the last date of each respective quarter. The granting of the Options pursuant to this subsection (c) and as set forth in subsection (b) above and after the date of the adoption of the amendment to the Plan dated November 2, 2005 until the next annual meeting of the shareholders of the Company, is subject to the ratification of the amendment to the Plan dated November 2, 2005 by a majority of the shareholders of the Company.

(d) FISCAL QUARTER OF SERVICE. A fiscal quarter of service as a director shall be measured from the date of the beginning of the applicable fiscal quarter of the Company to the date of the beginning of the next succeeding fiscal quarter of the Company. The Committee shall have complete power to interpret the provisions of this Section 6.2, including the power to determine whether an individual has completed a full fiscal quarter of service.

SECTION 7

TERMS OF STOCK OPTIONS

7.1 TERMS AND CONDITIONS OF ALL STOCK OPTIONS

(a) Each Stock Option shall be evidenced by a Stock Option Agreement executed by the Company and the Participant, which shall be in such form and contain such terms and conditions as the Committee in its discretion may, subject to the provisions of the Plan, from time to time determine.

(b) Options issued under this Plan shall be immediately vested upon grant.

7.2 TERMS AND CONDITIONS OF OPTIONS.

(a) EXERCISE PRICE. Subject to adjustment in accordance with Section 10 and the other provisions of this Section, the Exercise Price shall be set forth in the applicable Stock Option Agreement, and shall be equal to the Fair Market Value of a Share determined as of the date of grant of the Option.

(b) OPTION TERM. Each Option granted under this Plan shall be exercisable in whole or in part as of the date of grant, but no Stock Option Agreement shall (i) make an Option exercisable before the date such Option is granted; or (ii) make an Option exercisable after the earlier of (A) the date such Option is exercised in full, or (B) the date which is the tenth (10th) anniversary of the date such Option is granted.

(c) PAYMENT. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised accompanied by full payment for the Shares. Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in cash or, if the Stock Option Agreement provides, by delivery to the Company of a number of Shares which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value equal to the amount to be tendered, or a combination thereof. In addition, if the Stock Option Agreement so provides, the Option may be exercised through a brokerage transaction following registration of the Company’s equity securities under Section 12 of the Securities Exchange Act of 1934 as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board. However, notwithstanding the foregoing, with respect to any Option recipient who is an Insider, a tender of shares or a cashless exercise must (1) have met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) be a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Payment shall be made at the time that the Option or any part thereof is exercised, and no Shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder. Notwithstanding the preceding, and in the sole discretion of the Committee, an Option may be exercised as to a portion or all (as determined by the Committee) of the number of Shares specified in the Stock Option Agreement by delivery to the Company of a promissory note, such promissory note to be executed by the Participant and which shall include, with such other terms and conditions as the Committee shall determine, provisions in a form approved by the Committee under which: (i) the balance of the aggregate purchase price shall be payable in equal installments over such period and shall bear interest at such rate (which shall not be less than the prime bank loan rate as determined by the Committee) as the Committee shall approve, and (ii) the Participant shall be personally liable for payment of the unpaid principal balance and all accrued but unpaid interest.

(d) CONDITIONS ON SHARES PURCHASED WITH OPTION. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

(e) NONTRANSFERABILITY OF OPTIONS. An Option shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her Option, such Option may be exercised by such Participant’s legal guardian, legal representative, or other representative whom the Committee deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant who shall be able to exercise the Option if the Participant is incapacitated shall be determine by the Committee in its sole and absolute discretion.

SECTION 8.

SECURITIES REGULATION

Each Stock Option Agreement may provide that, upon the receipt of Shares as a result of the surrender or exercise of a Stock Option, the Participant shall, if so requested by the Company, hold such Shares for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Each Stock Option Agreement may also provide that, if so requested by the Company, the Participant shall make a written representation to the Company that he or she will not sell or offer to sell any of such Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended (“1933 Act”), and any applicable state securities law or, unless he or she shall have furnished to the Company an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required. Certificates representing the Shares transferred upon the exercise or surrender of a Stock Option granted under this Plan may at the discretion of the Company bear a legend to the effect that such Shares have not been registered under the 1933 Act or any applicable state securities law and that such Shares may not be sold or offered for sale in the absence of an effective registration statement as to such Shares under the 1933 Act and any applicable state securities law or an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required.

SECTION 9.

LIFE OF PLAN

No Stock Option shall be granted under this Plan on or after the earlier of:

(a) the tenth (10th) anniversary of the effective date of this Plan (as determined under Section 4 of this Plan), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Stock Options have been surrendered or exercised in full or no longer are exercisable, or

(b) the date on which all of the Shares reserved under Section 3 of this Plan have (as a result of the exercise of Stock Options granted under this Plan) been issued or no longer are available for use under this Plan.

SECTION 10.

ADJUSTMENT

The number of Shares reserved under Section 3 of this Plan, and the number of Shares subject to Stock Options granted under this Plan, and the Exercise Price of any Options, shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as stock dividends or stock splits. Furthermore, the Committee shall have the right to adjust (in a manner which satisfies the requirements of Code Section 424(a)) the number of Shares reserved under Section 3, the number of Shares and Exercise Price of Options to be granted under Section 6, and the number of Shares subject to Stock Options granted under this Plan, and the Exercise Price of any Options in the event of any corporate transaction described in Code Section 424(a) which provides for the substitution or assumption of such Stock Options. If any adjustment under this Section creates a fractional Share or a right to acquire a fractional Share, such fractional Share shall be disregarded, and the number of Shares reserved under this Plan and the number subject to any Stock Options granted under this Plan shall be the next lower number of Shares, rounding all fractions downward. An adjustment made under this Section by the Committee shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in the number of Shares reserved under Section 3.

SECTION 11.

SALE OR MERGER OF THE COMPANY

If the Company agrees to sell substantially all of its assets for cash or property, or for a combination of cash and property, or agrees to any merger, consolidation, reorganization, division or other transaction in which Shares are converted into another security or into the right to receive securities or property, and such agreement does not provide for the assumption or substitution of the Stock Options granted under this Plan, each Stock at the direction and discretion of the Committee or the Board, or as is otherwise provided in the Stock Option Agreements (i) may be deemed to be fully vested and/or exercisable, or (ii) may be canceled unilaterally by the Company in exchange for (a) whole Shares and, at the Committee’s direction and discretion, cash in lieu of any fractional Share which each Participant would otherwise receive if he or she had the right to exercise his or her outstanding Stock Option in full and he or she exercised that right exclusively for Shares on a date fixed by the Committee which comes before such sale or other corporate transaction, or (b) cash or other property equivalent in value, as determined by the Board in its sole discretion, to the Shares described in (a). Any such Stock Option which is not assumed or substituted as provided above and which the Company does not elect to cancel prior to a sale or other corporate transaction as described in this Section shall become fully vested and immediately exercisable just prior to the closing of such transaction.

SECTION 12.

AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate. The Board also may suspend the granting of Stock Options under this Plan at any time and may terminate this Plan at any time; provided, however, the Company shall not have the right to modify, amend or cancel any Stock Option granted before such suspension or termination unless (a) the Participant consents in writing to such modification, amendment or cancellation, or (b) there is a dissolution or liquidation of the Company or a transaction described in Section 10 or Section 11.

SECTION 13.

MISCELLANEOUS

13.1 SHAREHOLDER RIGHTS. No Participant shall have any rights as a shareholder of the Company as a result of the grant of a Stock Option to him or to her under this Plan or his or her exercise or surrender of such Stock Option pending the actual delivery of Shares subject to such Stock Option to such Participant.

13.2 NO GUARANTEE OF CONTINUED RELATIONSHIP. The grant of a Stock Option to a Participant under this Plan shall not constitute a contract for services and shall not confer on a Participant any rights upon his or her termination of service or relationship with the Company in addition to those rights, if any, expressly set forth in the Stock Option Agreement which evidences his or her Stock Option.

13.3 CONSTRUCTION. This Plan shall be construed under the laws of the State of Georgia.

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OPTIO SOFTWARE, INC. 3015 WINDWARD PLAZA WINDWARD FAIRWAYS II ALPHARETTA, GA 30005	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Optio Software, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Optio Software, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	OPTSF1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OPTION SOFTWARE, INC.

This Board of Directors Recommends a vote “FOR” the nominees in Proposal 1 and “FOR” Proposal 2 and Proposal 3.

Proposal 1 – Election of the following nominees as Directors:
01) C. Wayne Cape
02) Jay A. Wolf

☐ FOR all nominees ☐ FOR all nominees except any whose name is crossed out above ☐ WITHHOLD AUTHORITY to vote for all nominees Vote on Proposal						For	Against	Abstain
Proposal 2 – Approval of Amendment to Company’s Directors’ stock option plan						☐	☐	☐

						For	Against	Abstain
Proposal 3 – Approval of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 31, 2007						☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please mark, date and sign as your name appears above and return in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. Wayne Cape and Caroline Bembry, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Optio Software, Inc. held of record by the undersigned on
May 1, 2006 at the annual meeting of shareholders to be held on June 16, 2006 or any adjournment thereof, as designated on the reverse side hereof and, in their discretion as to other matters.

Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” the nominees in Proposal 1 and “FOR” Proposal 2 and
Proposal 3.

(Please date and sign on reverse)

(Continued on reverse side)